SciClone Reports Financial Results for the Fourth Quarter and Year-End 2007

Continued Strong Growth in Revenues Expected for 2008; Final Data From Phase 3 HCV Trial Expected in the Third Quarter 2008

FOSTER CITY, CA -- 03/13/2008 -- SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported results for the fourth quarter and year ended December 31, 2007.

"We ended the year with a strong cash position that together with our growing revenues and cash flow should allow us to achieve a number of significant milestones during 2008," said Friedhelm Blobel, Ph.D., President and Chief Executive Officer of SciClone Pharmaceuticals, Inc. "During 2008 we expect to release final phase 3 hepatitis C results for thymalfasin (ZADAXIN®), report phase 2 hepatitis C data for SCV-07 and significantly advance the enrollment in the phase 2 pancreatic cancer trial for RP101. For SciClone China, in 2007 we enhanced our sales capability by increasing our number of medical representatives to more than 140. In 2008, we are targeting a regulatory approval and launch of DC Bead™ in China, and we also plan to file a Clinical Trial Application (CTA) to initiate clinical trials for our proprietary product candidate SCV-07 to leverage further our established position in this rapidly growing and developing market."

Recent Highlights and Accomplishments

--  SciClone achieved a 14% increase in annual revenues from the sale of
    ZADAXIN, SciClone's lead product, for the year ended December 31, 2007.

--  SciClone and its European partner Sigma-Tau S.p.A reported promising blinded interim data from a nearly complete phase 3 hepatitis C clinical trial evaluating thymalfasin in combination with pegylated interferon alpha and ribavirin as a treatment for non-responder patients. Final results will be available in the third quarter of 2008. The interim results showed that at the end of the 48-week therapy portion of the trial, 171 of the 553 total patients, including both treatment and control group patients, responded to treatment. Of these 171 patients, 150 have completed the 24-
    week follow up period and 54 achieved a sustained virologic response (SVR), the primary endpoint of the trial. Of the remaining 21 patients who responded at the end of therapy, 12 were HCV negative at week 60 (12-week follow up observation period) and 2 had yet to reach week 60. SciClone and
    Sigma-Tau believe the data trend is promising in light of the 3 to 8% SVR rates from other recent clinical trials retreating non-responder patients with only pegylated interferon alpha and ribavirin.

--  In January 2008, SciClone dosed the first patient in a phase 2 clinical trial using RP101, a nucleoside analog which may act to enhance the therapeutic effect of chemotherapy in the treatment of pancreatic cancer. In a previous phase 1 clinical study in 22 late-stage pancreatic cancer patients, patients receiving RP101 in combination with gemcitabine, the current standard of care, had a median survival of 9.3 months, compared to a historical control of approximately 6 months for patients treated with gemcitabine alone. SciClone expects to complete enrollment of the planned
    153 patients in this phase 2 clinical trial in the first half of 2009.

--  SciClone recently announced that RP101 has been granted Orphan Drug
    Designation for the adjunct treatment of pancreatic cancer by the U.S. Food and Drug Administration (FDA).

Financial Results

For the fourth quarter 2007, product revenues from the sale of ZADAXIN increased by 18% to $10,018,000, compared with revenues of $8,464,000 for the fourth quarter 2006. For the year ended December 31, 2007, product revenues increased by 14% to $37,038,000, compared with product revenues of $32,433,000 for the same period of 2006. The increase in product revenues for the fourth quarter and year ended December 31, 2007 is primarily attributable to an increase in the quantity of ZADAXIN sold in the People's Republic of China, which accounted for approximately 92% of total ZADAXIN sales for the year.

Net loss for the fourth quarter 2007 totaled $3,612,000, or $0.08 per share, compared with $1,503,000, or $0.03 per share, for the fourth quarter 2006. A higher level of research and development expenditure associated with the initiation of the RP101 phase 2 clinical trial accounted for the majority of the increase in net loss for the 2007 period. For the year ended December 31, 2007, net loss was $9,948,000, or $0.22 per share, compared with net income of $727,000, or $0.02 per share, for the same period of 2006. Net income for the year ended December 31, 2006 included an $8,000,000 settlement received in April 2006; there was no similar income received during 2007. Higher research and development expenses in 2007 also contributed to the difference.

Research and development expenses for the fourth quarter 2007 totaled $5,518,000, compared with $3,191,000 for the fourth quarter 2006. The increase was primarily due to development expenses in 2007 associated with the RP101 clinical program. For the year ended December 31, 2007, research and development expenses were $17,446,000, compared with $14,088,000 for the same period of 2006.

Cash, cash equivalents and short-term investments totaled $35,281,000 at December 31, 2007, compared with $37,516,000 at September 30, 2007 and $42,592,000 at December 31, 2006.

Financial Guidance for 2008

For the full year 2008, SciClone expects product revenue of $42 million to $44 million, a 14 to 19% increase over 2007 revenues of $37 million, primarily due to the continued growth of ZADAXIN sales to China. SciClone expects research and development expenses in 2008 of approximately $27 million, of which approximately $12 million relate to the ongoing phase 2 pancreatic cancer clinical trial for RP101. Beyond 2008, considerably less expenditure is expected to be required to complete the RP101 phase 2 clinical trial. SciClone expects 2008 net loss to be $17 million to $19 million, or $0.38 to $0.41 per share, and expects to end 2008 with $10 million in cash, cash equivalents and short-term investments.

Corporate Milestones

SciClone Pharmaceuticals expects to achieve the following significant milestones:

--  Report final results from the phase 3 clinical trial using thymalfasin in combination with pegylated interferon alpha and ribavirin to treat hepatitis C non-responder patients in the third quarter of 2008. Based on the results of this trial, SciClone plans to determine the optimal course for the development of thymalfasin for HCV and malignant melanoma market indications;

--  Report phase 2 clinical trial data using SCV-07 to treat hepatitis C during the first half of 2008;

--  Complete enrollment in the phase 2 clinical trial using RP101 to treat pancreatic cancer patients in the first half of 2009;

--  Achieve continued strong growth in revenues for 2008;

--  Launch DC Bead in China in the second half of 2008;

--  File a Clinical Trial Application (CTA) to conduct further development of SCV-07 in China in the second half of 2008; and

--  In-license or acquire one new product for China during 2008.

Conference Call

SciClone will host a conference call at 11:00 a.m. ET (8:00 a.m. PT) today, Thursday, March 13, 2008. Management will review its operating results for the fourth quarter and fiscal year 2007, give a business and product update and provide milestones for 2008. A live webcast and simultaneous slide presentation can be accessed by visiting the Investor Relations section of SciClone's website at www.sciclone.com.

DATE:       Thursday, March 13, 2008
TIME:       11:00 a.m. ET (8:00 a.m. PT)
WEBCAST:    Live call and replay accessible at www.sciclone.com
LIVE CALL:  877-419-6598 (U.S./Canada)
            719-325-4847 (International)
REPLAY:     888-203-1112 (U.S./Canada)
            719-457-0820 (International)
            Passcode: 8432220
            (Replay and slide set available from 2:00 p.m. ET on
            March 13, 2008 through 11:59 p.m. ET on April 13, 2008)

About SciClone

SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. SciClone's lead product ZADAXIN® is currently being evaluated in late-stage clinical trials for the treatment of hepatitis C and malignant melanoma. ZADAXIN is approved for sale in select markets internationally, most notably in China where SciClone has an established sales and marketing operation. A key part of SciClone's strategy is to leverage its advantage and broaden its portfolio in the rapidly growing Chinese market by in-licensing or acquiring the marketing rights to other products, such as DC Bead™. For the U.S. market, SciClone's other clinical-stage drug development candidates are RP101 for the treatment of pancreatic cancer and SCV-07 for the treatment of hepatitis C. For more information about SciClone, visit www.sciclone.com.

The information in this press release contains forward-looking statements including our expectations and beliefs regarding future sales and financial results for 2008, and progress and results of our clinical trials. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, goals, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including changes in demand for ZADAXIN, the progress or failure of clinical trials, our actual experience in executing on our objectives, the performance of our partners, maintenance of the sufficiency and eligibility of the enrolled patient population, unanticipated delays or additional expenses incurred during our clinical trials, our future cash requirements, delays in analyzing and synthesizing data obtained from clinical trials, the performance and future actions of our strategic partners, unexpected delays in clinical trial enrollment, future actions by the U.S. Food and Drug Administration or equivalent regulatory authorities in Europe and the fact that experimental data and clinical results derived from studies with a limited group of patients may not be predictive of the results of larger studies, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission. Further, although our financial guidance is based on our current estimates, factors such as the actual timeline and design of the phase 3 melanoma clinical trial and final decisions regarding expense sharing arrangements for the trial could alter the estimates of our research and development expenses, net loss and year end cash balance for 2008.

                      SCICLONE PHARMACEUTICALS, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)

                        Three months ended          Twelve months ended
                           December 31,                December 31,
                        2007          2006          2007          2006
                    ------------  ------------  ------------  ------------

Product sales       $ 10,018,000  $  8,464,000  $ 37,038,000  $ 32,433,000
Related party
 contract revenue              -        59,000             -       229,000
Contract revenue               -             -        20,000             -
                    ------------  ------------  ------------  ------------

Total revenues        10,018,000     8,523,000    37,058,000    32,662,000
Cost of product
 sales                 1,757,000     2,334,000     6,735,000     6,889,000
                    ------------  ------------  ------------  ------------

Gross margin           8,261,000     6,189,000    30,323,000    25,773,000

Operating expenses:
  Research and
   development         5,391,000     2,947,000    16,939,000    12,338,000
  Related party
   research and
   development           127,000       244,000       507,000     1,750,000
  Sales and
   marketing           3,960,000     2,883,000    13,928,000    11,569,000
  General and
   administrative      2,597,000     2,076,000    10,245,000     9,040,000
                    ------------  ------------  ------------  ------------
Total operating
 expenses             12,075,000     8,150,000    41,619,000    34,697,000
                    ------------  ------------  ------------  ------------

Loss from
 operations           (3,814,000)   (1,961,000)  (11,296,000)   (8,924,000)

Interest and
 investment income       349,000       474,000     1,629,000     1,764,000
Interest and
 investment expense            0       (22,000)      (20,000)      (94,000)
Other (expense)
 income, net(1)           64,000         6,000        40,000     7,981,000
                    ------------  ------------  ------------  ------------
(Loss) income
 before provision
 for income tax       (3,401,000)   (1,503,000)   (9,647,000)      727,000
Provision for
 income tax              211,000             -       301,000             -
                    ------------  ------------  ------------  ------------

Net (loss) income   ($ 3,612,000) ($ 1,503,000) ($ 9,948,000) $    727,000
                    ============  ============  ============  ============

(Loss) earnings per
 share:
  Basic net (loss)
   income per share ($      0.08) ($      0.03) ($      0.22) $       0.02
  Diluted net
   (loss) income
   per share        ($      0.08) ($      0.03) ($      0.22) $       0.02

Weighted average
 shares used in
 computing:
  Basic net (loss)
   income per share   46,115,932    45,912,447    46,099,641    45,901,015
  Diluted net
   (loss) income
   per share          46,115,932    45,912,447    46,099,641    46,072,027

(1) For the year ended December 31, 2006, other income included $8,000,000 from the settlement of a clinical trial dispute.

                      SCICLONE PHARMACEUTICALS, INC.
                        CONSOLIDATED BALANCE SHEETS

                                  ASSETS
                                                December 31,  December 31,
                                                    2007          2006
                                                ------------  ------------
                                                (unaudited)
Current assets:
  Cash and cash equivalents                     $ 31,817,000  $ 25,615,000
  Restricted short-term investments                   72,000       698,000
  Other short-term investments                     3,392,000    16,279,000
  Accounts receivable, net of allowance of
   $15,000 and $50,000 at December 31, 2007
   and 2006, respectively                         12,650,000    13,277,000
  Inventories                                      5,579,000     3,232,000
  Prepaid expenses and other current assets        2,949,000     1,860,000
                                                ------------  ------------
Total current assets                              56,459,000    60,961,000
Property and equipment, net                          774,000       297,000
Intangible assets, net                               332,000       402,000
Other assets                                       1,094,000       924,000
                                                ------------  ------------
Total assets                                    $ 58,659,000  $ 62,584,000
                                                ============  ============

           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                              $  1,937,000  $    963,000
  Accrued compensation and employee benefits       1,758,000     1,813,000
  Accrued professional fees                          699,000       754,000
  Other accrued expenses                           3,394,000     2,487,000
  Accrued clinical trials expense                  1,614,000       204,000
  Accrued clinical trials expense due to
   related party                                   1,620,000     1,599,000
  Deferred revenue                                    37,000        62,000
                                                ------------  ------------
Total current liabilities                         11,059,000     7,882,000
Long-term liabilities                                341,000        68,000
Commitments and contingencies
Stockholders' equity:
  Preferred stock; $0.001 par value; 10,000,000
   shares authorized; no shares outstanding in
   2007 and 2006                                           -             -
  Common stock; $0.001 par value; 75,000,000
   shares authorized; 46,121,562 and 46,001,249
   shares issued and outstanding at December 31,
   2007 and 2006, respectively                        46,000        46,000
  Additional paid-in capital                     215,633,000   213,064,000
  Accumulated other comprehensive income              82,000        78,000
  Accumulated deficit                           (168,502,000) (158,554,000)
                                                ------------  ------------
Total stockholders' equity                        47,259,000    54,634,000
                                                ------------  ------------
Total liabilities and stockholders' equity      $ 58,659,000  $ 62,584,000
                                                ============  ============

                      SCICLONE PHARMACEUTICALS, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited)

                                                    Twelve months ended
                                                       December 31,
                                                    2007          2006
                                                ------------  ------------

Operating activities:
Net (loss) income                               ($ 9,948,000) $    727,000
Adjustments to reconcile net (loss) income
 to net cash (used in) provided by operating
 activities:
  Non cash expense related to employee stock
   options                                         2,243,000     2,446,000
  Amortization of interest on investments
   held-to-maturity                                   95,000       (38,000)
  Depreciation and amortization                      248,000       233,000
  Loss from disposal of property and equipment         1,000             -
  Changes in operating assets and liabilities:
    Accounts receivable, net                         627,000    (3,576,000)
    Inventories                                   (2,262,000)      148,000
    Prepaid expenses and other assets             (1,259,000)      644,000
    Accounts payable and other accrued expenses    1,852,000     1,137,000
    Accrued compensation and employee benefits       (55,000)     (147,000)
    Accrued clinical trials expense                1,410,000      (666,000)
    Accrued clinical trials expense due to
     related party                                    21,000       811,000
    Accrued professional fees                        (55,000)      112,000
    Deferred revenue                                 (25,000)     (149,000)
    Long-term liabilities                             96,000             -
                                                ------------  ------------
Net cash (used in) provided by operating
 activities                                       (7,011,000)    1,682,000
                                                ------------  ------------

Investing activities:
  Purchases of property and equipment               (446,000)      (75,000)
  Proceeds from maturities (purchases) of
   short-term investments, net                    13,440,000      (502,000)
                                                ------------  ------------
Net cash provided by (used in) investing
 activities                                       12,994,000      (577,000)
                                                ------------  ------------

Financing activities:
  Proceeds from issuances of common stock            241,000       265,000
  Repayment of notes payable                               -    (1,600,000)
                                                ------------  ------------
Net cash provided by (used in) financing
 activities                                          241,000    (1,335,000)
                                                ------------  ------------

Effect of exchange rate changes on cash and
 cash equivalents                                    (22,000)            -

Net increase (decrease) in cash and cash
 equivalents                                       6,202,000      (230,000)
Cash and cash equivalents, beginning of period    25,615,000    25,845,000
                                                ------------  ------------
Cash and cash equivalents, end of period        $ 31,817,000  $ 25,615,000
                                                ============  ============

Corporate Contact
Richard Waldron
Executive Vice President and Chief Financial Officer
SciClone Pharmaceuticals, Inc.
650-358-3437